LIBERTY WASTE SERVICES, LLC

                                OPTION AGREEMENT


        THIS OPTION AGREEMENT (this "Option Agreement") is made and entered into this 2nd day of February, 1999, by and between Waste Industries, Inc., a North Carolina corporation ("Optionee"), and Liberty Waste Services, LLC, a Delaware limited liability company (the "Company").

                                 R E C I T A L S

        WHEREAS, Liberty Waste Lending Company, LLC ("Lender"), a wholly owned subsidiary of Optionee has, pursuant to a certain Senior Subordinated Loan and Security Agreement dated the date hereof between Lender and the Company (the "Loan Agreement") loaned or committed to loan up to $11,538,000 to the Company (the "Loan") for the acquisition and development by the Company of various landfill and waste disposal businesses;

        WHEREAS, as part of and a condition to the Loan Agreement, it was agreed that Lender or its designee be granted an option to acquire all of the issued and outstanding capital stock or other equity interests of any one or more direct or indirect subsidiaries of the Company which operate Business Units, as defined below;

        WHEREAS, Lender has designated and assigned such option to Optionee, which is hereby acknowledged by the Company; and

        WHEREAS, the Company and Optionee have agreed upon all of the terms and conditions of this Option Agreement, and the execution and delivery of this Option Agreement have been duly authorized by the Company and Optionee;

        NOW, THEREFORE, pursuant to these premises and in consideration of the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


        1. Grant of Option. Subject to the terms and conditions hereof, the Company hereby grants to Optionee the option (an "Option") to acquire (by merger, stock purchase, business combination, capital contribution or otherwise) all of the issued and outstanding capital stock or other equity interests or business of any corporation or entity owned directly or indirectly by the Company which operates a Business Unit (each, a "Subsidiary"), and thereby to acquire such Business Unit, in the manner and subject to the conditions hereinafter provided, at the price determined pursuant to the formula set forth on Schedule 1 hereto (the "Purchase Price"). Optionee has one Option for each Business Unit. If Optionee exercises an Option with respect to any Business Unit and chooses not to close the purchase of such Business Unit as provided herein, then the Option with respect to that Business Unit will expire; provided, however, that such Option will not expire if Optionee elects not to close the purchase because
(a) of circumstances that constitute a material misrepresentation or default by the Company or a Subsidiary under the Acquisition Agreement, or (b) the amount of proceeds that the Senior Lender (as defined under the Loan Agreement) would require in order to release such Business Unit from all liens pursuant to that certain Subordination and Intercreditor Agreement among the Company, Lender and the Senior Lender (the "Subordination Agreement") would exceed the Purchase Price. The Company hereby represents and warrants that it is and will be the sole owner of each Subsidiary.

        2.     Business Unit.

               (a) For purposes of this Option Agreement, "Business Unit" means any Subsidiary or group of Subsidiaries that owns or operates a landfill and/or waste disposal business within a 75 mile radius of a landfill owned or operated by one of those Subsidiaries. The parties acknowledge and agree that the term "Business Unit" may include businesses that have not yet been acquired by the Company, and the character and composition of those Business Units and their assets and liabilities, cannot at the date of this Option Agreement be predicted. If the Company has more than one Subsidiary operating a landfill or waste disposal business within a 75 mile radius of a landfill owned or operated by one of those Subsidiaries, then all of those Subsidiaries will be considered part of a single Business Unit and may not be purchased separately under this Option Agreement.

               (b) Because the character and composition of the Business Units cannot at the date of this Option Agreement be determined, Optionee shall have the right to investigate, and the Company shall permit Optionee complete access to investigate, prior to Optionee's exercise of an Option, all of each Business Unit's assets, liabilities, permits, real estate, contracts, organizational structure, other property and any other matters that Optionee believes would bear upon Optionee's determination of whether or not to exercise an Option. Whether or not Optionee exercises an Option with respect to any Business Unit, therefore, will be based substantially upon that investigation. Nothing contained in this Section will preclude Optionee from continuing its due diligence investigation of such Business Unit after exercise of the Option therefor and prior to closing of the acquisition thereof.

               (c) The Company agrees that it will operate, or will cause the Subsidiaries to operate, each Business Unit in the ordinary course of business and in compliance in all material respects with the restrictions set forth in this Option Agreement. The Company will or will cause each Subsidiary to maintain its operations of Business Units and property owned or used in connection therewith in compliance in all material respects with (i) all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, permits, franchises, indentures and mortgages to which the Company or any of Subsidiary is a party or by which the Company or any of Subsidiary or Business Units or any of their respective properties is bound. Without limiting the foregoing, Borrower will pay and will cause each Subsidiary to pay, as applicable, all of its indebtedness promptly in accordance with the terms thereof, except for amounts which the

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

Company or such Subsidiary disputes in good faith and for which adequate reserve has been made on its financial statements in accordance with GAAP.

               (d) The Company does not anticipate that any Subsidiaries will own or operate landfills within 150 miles of each other, but if they acquire or contract to operate any such landfills, Optionee and the Company will consult in advance and determine the Business Unit radius. As of the date of this Option Agreement, the Company has operating Business Units in Scott County, Tennessee (Scott County Project) and Tippah County, Mississippi (Northeast Mississippi Project). In addition, Borrower has entered letters of intent, or has rights of first refusal, to acquire Business Units located in or about Scott County, Kentucky (Georgetown Project); Hopkins County, Kentucky (Western Kentucky Project) and Boyd County, Kentucky (Ashland Area Project).

        3. Acquisition. Optionee will acquire the Subsidiaries of each Business Unit pursuant an acquisition agreement having terms and conditions substantially similar to those attached hereto as Exhibit A (the "Acquisition Agreement"). The parties acknowledge that the form of the Acquisition Agreement to be used by them to consummate the acquisition of the Business Units by Optionee and the Company cannot be determined specifically at the date of this Option Agreement due to many factors, including, without limitation, federal income tax structuring considerations, the form and number of entities in which each Business Unit is held and possible change of control issues under permits and contracts, and may take the form of a stock purchase agreement, merger agreement, combination agreement, capital contribution agreement, a combination thereof or other form. Nevertheless, the parties hereby agree to the following essential terms to the Acquisition Agreement:

               (a) The Purchase Price of each Business Unit will be paid at closing as provided under the Acquisition Agreement therefor, except that certificates representing Optionee's shares, if any, may be delivered within seven (7) business days after closing per arrangements with Optionee's transfer agent.

               (b) The purchase of each Business Unit will be consummated in tax-free exchanges or reorganizations under the Internal Revenue Code using freely tradable, registered shares of Optionee as the consideration, with such shares being valued at the average closing price for Optionee's common stock for the ten (10) trading day period immediately preceding the date of closing of the purchase of such Business Unit; provided, however, that up to fifty percent (50%) of the consideration may be paid in cash to the Company at Optionee's option so long as the non-cash portion of the consideration is tax free to the Company. Notwithstanding the foregoing, for so long as the Senior Indebtedness (as defined under the Loan Agreement) is outstanding, up to one hundred percent (100%) of the consideration, or an amount equal to the Senior Indebtedness outstanding, if less, may be paid in cash to the Company at Optionee's option; provided, however, that regardless of the amount of Senior Indebtedness outstanding, up to fifty percent (50%) of the consideration may be paid in cash to the Company at Optionee's option.

               (c) The Company and the appropriate Subsidiaries will warrant in the Acquisition Agreement that they will have operated each Business Unit in compliance with the

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

covenants under Section 2(c) hereof from the date of acquisition of the Business Unit to the closing under the Acquisition Agreement, will warrant all other matters typical for the form such acquisition will take related to the Business Unit for the period of the Company's and/or such Subsidiaries' ownership of the Business Unit and will warrant to their knowledge matters concerning the Business Unit prior to the acquisition of the Business Unit by the Company.

               d) The Acquisition Agreement will contain such other terms and conditions that are typical for the form such acquisition will take, including, without limitation, representations, warranties, covenants and indemnities substantially similar to those set forth in Exhibit A, as applicable or appropriate. Any inability of the parties to agree to the terms of the final Acquisition Agreement, if not resolved among them, may be resolved in the same manner as provided in Section 7.8 of the Management Agreement, dated as of January 1, 1999, among Optionee, Liberty Waste Services of Decatur, Inc. and Waste Services of Decatur, LLC.

        4. Method of Exercise. An Option may be exercised only by delivery of a written notice pursuant to Section 10 hereof, in a form substantially similar to Exhibit B attached hereto, to the Company. The Business Unit with respect to which an Option is being exercised must be identified with particularity. Upon exercise of an Option, (i) the Purchase Price (as determined in accordance with Schedule 1) shall be fixed and locked in on the date of Optionee's exercise of an Option regardless of any closing delay permitted under Section 6, and (ii) the Company and Optionee will proceed in good faith to negotiate and finalize an Acquisition Agreement for such Business Unit and close the acquisition of such Business Unit pursuant to such Acquisition Agreement within the period required under Section 6. Upon the closing thereof and pursuant to the terms and conditions of such Acquisition Agreement, Optionee will deliver the Purchase Price to the Company (or to the Company's Senior Lender as required under the Subordination Agreement).

        5. Comerica Indebtedness. Release by Senior Lender of the Company, each Subsidiary and/or Business Unit and their respective assets, capital stock and/or equity interests as collateral under the Senior Indebtedness upon exercise of an Option shall be as provided under the Loan Agreement and the Subordination Agreement.

        6. Term of Option. This Option Agreement is effective as of the date first set forth above and will continue until January 4, 2002 and during any extension of the Note. Any Option hereunder may be exercised by Optionee at any time during the period beginning July 1, 2000 and ending 11:59 p.m. on January 4, 2002 or the last day of any such extension of the Note; provided, however, that, Options may be exercised only to acquire such Subsidiaries that the Company has acquired from third parties and owned at least one year unless the acquisition is structured as a tax free exchange or reorganization under the Internal Revenue Code of 1986, as amended, with respect to the Company, whereupon the Option may be exercised without regard to the length of time that the Company has owned such Subsidiary. If, upon the date the Option is exercised, there is less than one year remaining in the term of this Option Agreement and the Company will not have held such Subsidiary at least one year by the end of the term of this Option Agreement, the term of this Option Agreement will be extended until the Company shall have held such Subsidiary at least one year. The parties acknowledge that the purpose of the aforementioned 1-year ownership period is allow the Company capital gains tax treatment of the purchase a Business Unit pursuant to exercise of an Option and that such 1-year period may be shortened by the parties to the extent that Optionee may exercise its Option and close the applicable acquisition earlier (including, without limitation, by means of escrowing the purchase price for a period of time) without affecting the Company's ability to claim capital gains tax treatment with respect thereto. Any Option must be exercised within 30 days after the end of any calendar month, and closing of the acquisition of any Business Unit must occur within 60 days after exercise of an Option; provided, however, that such periods may be extended by Optionee or the Company as necessary (and with the exercise of reasonable diligence) to provide for the aforementioned 1-year ownership period or to resolve any change-of-control conditions including, without limitation, Hart-Scott-Rodino report filings, acquisition or transfer of licenses or permits, governmental consents, and other change-of-control issues. If such delay extends beyond January 4, 2002, Optionee may exercise the Option Agreement within 30 days after expiration of the period of delay, notwithstanding that such exercise may occur after January 4, 2002, and will have the same 60-day period to close such acquisition. Notwithstanding the foregoing, upon cancellation of the Note pursuant to Section 4.17 of the Loan Agreement, this Option Agreement will terminate to the extent of any unexercised Options.

        7. Assignment of Option Agreement. Optionee may assign this Option Agreement and any or all of its rights, interest and obligations under this Option Agreement to an entity owned directly or indirectly by Optionee at any time prior to exercise. The Company may not assign its rights or delegate its duties hereunder without the prior written consent of Optionee.

        8.     Restrictions.

               (a) During the term of this Option Agreement, no Subsidiary (acting on behalf of itself or a Business Unit) will, without the prior written consent of Optionee:

                      (i) issue, sell or transfer any of its securities or equity interest to anyone other than another Subsidiary (or a direct or indirect wholly-owned subsidiary thereof) or Optionee; or

                      (ii) incur any debt outside the ordinary course of business.

               (b) During the term of this Option Agreement, neither the Company nor any Subsidiary (acting on behalf of itself or a Business Unit) will:

                      (i) transfer, sell, assign, pledge or encumber any of equity interest in any Subsidiary or Business Unit (except pledges to Senior Lender with respect to the Senior Indebtedness), or any material assets of any Subsidiary or Business Unit outside of the ordinary course of business, or incur, create or assume any lien thereon outside the ordinary course of business, in any case without the prior written consent of Optionee;

                      (ii) lease (as lessor) or otherwise dispose of any assets of any Subsidiary or Business Unit outside of the ordinary course of business, without the prior written consent of Optionee;

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

                      (iii) merge or consolidate with any entity other than another Subsidiary (or a direct or indirect wholly-owned subsidiary thereof);

                      (iv) terminate or withdraw from any ERISA plan (other than a multiemployer plan) so as to result in any material liability to the Pension Benefit Guaranty Corporation;

                      (v) engage in or permit any person under the control of the Company or a Subsidiary or any Business Unit to engage in any prohibited transaction involving any ERISA plan that would subject such Subsidiary or any Business Unit or its assets to any material tax, penalty or other liability;

                      (vi) incur or suffer to exist any material accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code) whether or not waived, involving any ERISA plan;

                      (vii) allow or suffer to exist any risk or condition, which presents a material risk of incurring a material liability to the Pension Benefit Guaranty Corporation;

                      (viii) engage in any transaction with any affiliate of the Company except as provided in the Loan Agreement or in the ordinary course of business on terms no less favorable than could be obtained in an arms-length transaction; or

                      (ix) agree to do any of the foregoing items (i) through
(viii).

               (c) The Company will not manipulate the trading price or the market for Optionee's shares of common stock.

        9.     Rights of Optionee. Without limiting Optionee's rights under
Section 2(b) hereof, during the term of this Option Agreement, the Company will permit Optionee to visit and inspect any Subsidiary's or Business Unit's properties, review and inspect their books and records, and discuss with principal officers, managers and independent public accountants the affairs and finances of, any Subsidiary or Business Unit, all at such times during normal business hours and as often as Optionee shall reasonably request. Except as otherwise provided herein, Optionee will have no rights or obligations as a shareholder of any Subsidiary until the closing of an acquisition of such Subsidiary's shares by Optionee.

        10. Notices. All notices and other communications will be in writing and will be deemed to have been duly given upon (a) hand delivery, (b) deposit with U.S. Post Office by first class mail, postage prepaid, return receipt requested, (c) delivery by nationally recognized overnight courier, or (b) transmission by telefacsimile:

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

if to the Company or                               with copy to: Kirkpatrick & Lockhart LLP
       Business Unit: Liberty Waste Services                     1500 Oliver Building
                        Management, Inc.                         Pittsburgh, PA 15222-2312
                      CNG Tower, Suite 3100                      Attn: David L. Forney
                      625 Liberty Avenue                         fax: (412) 355-6501
                      Pittsburgh, PA 15222-3124
                      Attn: Stephen J. McCarthy
                      fax: (412) 562-0248

if to Optionee:       Waste Industries, Inc.       with copy to: Wyrick Robbins et al.
                      3949 Browning Place                        4101 Lake Boone Trail #300
                      Raleigh, NC 27612                          Raleigh, NC 27607
                      Attn: Stephen C. Shaw                      Attn: James M. Yates, Jr.
                      fax: (919) 571-0256                        fax: (919) 781-4865

or at such other address distributed to all of the parties pursuant to this
Section 10.

        11. Binding Effect. This Option Agreement will inure to the benefit of and be binding upon each of the parties hereto and each and all of their respective successors and permitted assigns.

        12. Entire Agreement. This Option Agreement represents the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. No amendment or modification hereof shall be effective except in a writing executed by each of the parties hereto.

        13. Governing Law. This Option Agreement shall be construed and enforced under the laws of the State of North Carolina.


        14. Nondisclosure. Neither party will disclose the material terms of this Option Agreement or the exercise of any Option pursuant hereto to any person or entity except to its managers or Board of Directors, employees and advisors with a need to know such information with respect hereto, and the Company's senior lender or Optionee's permitted assignee, if any, without the prior written consent of the other party, unless required to enforce the terms hereof or as may be required by law.



                   [END OF PAGE; NEXT PAGE IS SIGNATURE PAGE]


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

        IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be executed effective as of the day and year first above written.

OPTIONEE:                                   WASTE INDUSTRIES, INC.


                                            By:________________________________

                                            Title:_____________________________


THE COMPANY                                 LIBERTY WASTE SERVICES, LLC


                                            By:______________________________
                                            Title:_____________________________



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
                                   SCHEDULE 1

                                 PURCHASE PRICE

       Business Unit Purchase Price = ((0.75 X (A) X (B)) - (C) + $125,000

A = Enterprise Value Multiple: as of the last day of any Latest 3-Month Period, the result obtained by dividing the Annualized EBITDA of Optionee into the sum of (a) Optionee's debt for borrowed money, plus the present value of capital (non-operating) leases by Optionee extending longer than 6 months, on the last day of the Latest 3-Month Period, plus (b) the product of (i) Optionee's number of outstanding shares of capital stock on the last day of the Latest 3-Month Period (on a fully diluted basis), times (ii) the average closing price (or other measure of value) for such shares over the last ten (10) trading days of the Latest 3-Month Period, less (c) Optionee's cash and cash equivalents. The term "Latest 3-Month Period" means the most recent 3-calendar-month period ending on the last day of the calendar month immediately prior to the date of exercise of the Option. The term "Annualized EBITDA" means income before income taxes plus interest expense, depreciation and amortization ("EBITDA") for Optionee over the Latest 3-Month Period expressed on an annualized basis by multiplying EBITDA for the Latest 3-Month Period by four, all as determined in accordance with generally accepted accounting principles ("GAAP") on a basis consistent with Optionee's EBITDA disclosure in its filings with the Securities and Exchange Commission, exclusive of (x) extraordinary or non-recurring items, and (y) any revenue included in a Business Unit's EBITDA that has previously been included in the purchase price of another Business Unit purchased by Optionee or Lender (or its designee), or previously included in EBITDA of Waste Services of Decatur, LLC or its Tennessee predecessor of the same name. EBITDA for any businesses acquired by Optionee during the Latest 3-Month Period (other than those acquired using pooling-of-interest accounting) will be annualized on the basis of the number of days in the Latest 3-Month Period such business will have been owned by Optionee.

B = Business Unit's Annualized EBITDA: EBITDA for the Business Unit over the Latest 3-Month Period expressed on an annualized basis. EBITDA for any businesses acquired by the Business Unit during the Latest 3-Month Period (other than those acquired using pooling-of-interest accounting) will be annualized on the basis of the number of days in the Latest 3-Month Period such business will have been owned by the Business Unit.

C = Funded Debt assumed by Optionee: the Business Unit's debt for borrowed money plus the present value of any capital (non-operating) leases of the Business Unit extending longer than 6 months, that is assumed by Optionee (or retained by the Business Unit after consummation of the sale to Optionee) upon exercise of the Option.

        Notwithstanding the foregoing, the Purchase Price for a Business Unit shall be the greater of: (i) ((0.75 x (A) x (B)) - C + $125,000 or (ii) (0.75 x
(A) x (B)) - (C) + $125,000 where "(A)" becomes 90% of the Trailing 12-months Industry Average EBITDA Multiple determined as of the end of the 12-calendar-month period ending on the laste day of the calendar month immediately preceding Optionee's exercise of an Option, rather than Optionee's Enterprise Value

Multiple; provided, however, that once Optionee has properly exercised an Option, the Purchase Price (as determined in accordance with the foregoing provisions of this Schedule 1) shall be fixed and locked in as of the date of Optionee's exercise of the applicable Option.

        For purposes of determining the Trailing 12-months Industry Average EBITDA Multiple, the following shall apply:

        1. Only publicly-traded companies (NYSE, AMSE or NASDAQ, including American Depository Receipts of domestic publicly traded companies) in the solid waste management industry with United States sales in excess of $100 million for the preceding 12-months period shall be considered. As of December 31, 1998, such companies were: Waste Management, Inc., Browning-Ferris Industries, Allied Waste Industries, Eastern Environmental Services, Republic Services, Inc., Superior Services, Casella Waste Systems, Waste Industries, Inc., and Waste Connections.

        2. The Trailing 12-months Industry Average EBITDA Multiple shall be determined by taking the mean average of such multiple as determined and published by DMG, BT Alex. Brown & Sons, Inc. and First Boston/Credit Suisse through and including the last day of the calendar month immediately preceding Optionee's exercise of an Option under this Option Agreement.

        3. Publicly traded companies then presently subject to an agreement to be acquired by another publicly traded company in the waste industry peer group shall be disregarded.


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


                                    EXHIBIT A

                         [Form of Acquisition Agreement]

                                    EXHIBIT B



Liberty Waste Services, LLC
625 Liberty Avenue
CNG Tower, Suite 3100
Pittsburgh, Pennsylvania 15222-3124
Attention:  Manager

        Re:    EXERCISE OF OPTION

Dear Sir:

     The undersigned hereby exercises the option granted under that certain Option Agreement by and between Waste Industries, Inc. and Liberty Waste Services, LLC to acquire all of the issued and outstanding capital stock or other equity interests of__________________________________________________
___________________________________________________________________________
(the "Business Unit").

     This exercise notice is delivered this ____ day of _______________ , _____

                                            ___________________________________


                                            By:___________________________

                                            Its:___________________________